EXHIBIT 3







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                                     WARRANT

                           to Purchase Common Stock of



                             CANNONDALE CORPORATION
                             a Delaware corporation







                                  Warrant No. 2





                            Issue Date: July 26, 2002



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NEITHER THIS WARRANT NOR ANY OF THE SECURITIES ISSUABLE UPON EXERCISE HEREOF
HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAW. THE WARRANTS REPRESENTED BY THIS CERTIFICATE AND THE SECURITIES ISSUABLE UPON EXERCISE HEREOF MAY NOT BE TRANSFERRED, SOLD, ASSIGNED, EXCHANGED, MORTGAGED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF OR ENCUMBERED WITHOUT COMPLIANCE WITH THE PROVISIONS OF, AND ARE OTHERWISE RESTRICTED BY THE PROVISIONS OF, THE SECURITIES ACT OF 1933, AS AMENDED, THE RULES AND REGULATIONS THEREUNDER AND THIS WARRANT.

                                  Warrant No. 2


                                     WARRANT

                  TO PURCHASE 1,428,073 SHARES OF COMMON STOCK
                           (SUBJECT TO ADJUSTMENT) OF

                             CANNONDALE CORPORATION


                  THIS IS TO CERTIFY THAT PEGASUS PARTNERS II, L.P., a Delaware limited partnership, or its registered assigns ("Pegasus"), is entitled, at any time prior to the Expiration Date (defined herein), to purchase from CANNONDALE CORPORATION, a Delaware corporation, or a successor corporation (the "Company"), 1,428,073 shares of the Common Stock of the Company (subject to adjustment as provided herein), at an exercise price (the "Exercise Price") equal to $2.05, such Exercise Price subject to adjustment pursuant to SECTIONS 3 and 4 herein. This Warrant is being issued in connection with the Note Purchase Agreement dated as of July 26, 2002 between the Company and Pegasus (the "Note Purchase Agreement"). Any capitalized terms not otherwise defined herein shall have the meaning given to such term in the Note Purchase Agreement.


     SECTION 1. Certain Definitions

                  As used in this Warrant, the following terms have the respective meanings set forth below:

                  "18 MONTH CLAWBACK" shall have the meaning given to such term in SECTION 3(A) herein.

                  "24 MONTH CLAWBACK" shall have the meaning given to such term in SECTION 3(B) herein.

                  "AFTER-TAX BASIS" when referring to a payment that is required hereunder (the "TARGET AMOUNT"), shall mean a total payment (the "TOTAL AMOUNT") that, after deduction of all

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federal, state and local taxes that are required to be paid by the recipient in respect of the receipt or accrual of such total amount, is equal to the target amount.

                  "AGGREGATE EXERCISE PRICE" shall mean the aggregate Exercise Price of the Warrant Shares purchased on any Exercise Date.

                  "CLAWBACK" shall have the meaning given to such term in
SECTION 3(B) herein.

                  "COMMON STOCK" shall mean the Common Stock of the Company, par value $.01 per share, as constituted on the Issue Date, and any capital stock into which such Common Stock may thereafter be changed, and shall also include shares of common stock of any successor or acquiring corporation (as defined in SECTION 4(e) herein) received by or distributed to the holders of Common Stock of the Company in the circumstances contemplated by SECTION 4(e) herein.

                  "COMPANY" shall have the meaning given to such term in the Preamble.

                  "CONVERTIBLE SECURITIES" shall mean evidences of indebtedness, shares of stock or other securities that are convertible into or exchangeable for, with or without payment of additional consideration in cash or property, shares of Common Stock, either immediately or upon the occurrence of a specified date or a specified event.

                  "CURRENT MARKET PRICE" shall mean, as of any specified date, the average of the Daily Market Price of one share of Common Stock for the shorter of (x) the 10 consecutive Business Days immediately preceding such date or (y) the period commencing on the Business Day next following the first public announcement by the Company of any event giving rise to an adjustment of the Exercise Price pursuant to SECTION 4 herein and ending on such specified date.

                  "DAILY MARKET PRICE" shall mean, with respect to one share of Common Stock and for any Business Day: (i) if the Common Stock is then listed on a national securities exchange or is authorized for quotation on Nasdaq and is designated as a National Market System security, the last sale price of one share of Common Stock, regular way, on such day on the principal stock exchange or market system on which such Common Stock is then listed or authorized for quotation, or, if no such sale takes place on such day, the average of the closing bid and asked prices for one share of Common Stock on such day as reported on such stock exchange or market system or (ii) if the Common Stock is not then listed or authorized for quotation on any national securities exchange or designated as a National Market System security on Nasdaq but is traded over-the-counter, the average of the closing bid and asked prices for one share of Common Stock as reported on Nasdaq or the Electronic Bulletin Board or in the National Daily Quotation Sheets, as applicable.

                  "DESIGNATED OFFICE" shall have the meaning set forth in
SECTION 12 herein.

                  "DETACHABLE WARRANT" shall mean the warrant issued by the Company to Pegasus on the date hereof, pursuant to which Pegasus is entitled to purchase 1,516,479 shares of Common Stock at the Exercise Price, as such Exercise Price may be adjusted pursuant thereto.

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                  "EXERCISE DATE" shall have the meaning set forth in SECTION
2(A) herein.

                  "EXERCISE NOTICE" shall have the meaning set forth in SECTION 2(A) herein.

                  "EXERCISE PRICE" shall have the meaning given to such term in the Preamble.

                  "EXPIRATION DATE" shall mean the tenth anniversary of the Issue Date.

                  "FULLY DILUTED" shall mean, when used with reference to Common Stock, at any date as of which the number of shares thereof is to be determined, all shares of Common Stock Outstanding on such date and all shares of Common Stock issuable in respect of (x) any Convertible Securities outstanding on such date and (y) any other Stock Purchase Rights outstanding on such date, in each case regardless of whether or not the conversion, exchange, subscription or purchase rights, associated with such Convertible Securities or Stock Purchase Rights are presently exercisable.

                  "HOLDER(S)" shall mean Pegasus Partners II, L.P., a Delaware limited partnership, and any transferee(s) of the Warrants whose name has been recorded by the Company on the books maintained for such purpose.

                  "ISSUE DATE" shall mean the date on which the Warrant was issued, as set forth on the cover page of this Warrant.

                  "NASDAQ" shall mean the Nasdaq Stock Market, or any successor thereto.

                  "NOTE PURCHASE AGREEMENT" shall have the meaning given to such term in the Preamble.

                  "OTHER PROPERTY" shall have the meaning set forth in SECTION 4(E) herein.

                  "OUTSTANDING" shall mean, when used with reference to Common Stock, at any date as of which the number of shares thereof is to be determined, all issued shares of Common Stock, except shares then owned or held by or for the account of the Company or any Subsidiary thereof, and shall include all shares issuable in respect of outstanding scrip or any certificates representing fractional interests in shares of Common Stock.

                  "REGISTRABLE SECURITIES" shall have the meaning given to such term in the Registration Rights Agreement.

                  "REGISTRATION RIGHTS AGREEMENT" shall mean the Registration Rights Agreement, dated as of July 26, 2002, by and between the Company and Pegasus.

                  "REQUIRED HOLDERS" shall mean the Holders of Warrants exercisable for more than 50% in number of the aggregate number of Warrant Shares for which the outstanding Warrants are exercisable.



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                  "SECURITIES ACT" shall mean the Securities Act of 1933, as amended, or any similar federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

                  "STOCK PURCHASE RIGHTS" shall mean any options, warrants or other securities or rights to subscribe to or exercisable for the purchase of shares of Common Stock or Convertible Securities, whether or not immediately exercisable.

                  "STOCKHOLDER APPROVAL" shall mean the affirmative vote of a majority of the total votes cast on the proposal to issue the Warrant Shares underlying the Warrants as and if required by Nasdaq.

                  "SUBSEQUENT ISSUANCE" shall mean any sale or issuance by the Company of Common Stock, Convertible Securities or Stock Purchase Rights after the Issue Date other than:

                  (i) Any issuance of Warrant Shares upon exercise of the Warrants and any issuance of Common Stock pursuant to Convertible Securities or Stock Purchase Rights outstanding as of the Issue Date.

                  (ii) The issuance of shares of Common Stock, Convertible Securities or Stock Purchase Rights pursuant to the Company's 2000 Stock Option Plan, 1998 Stock Option Plan, 1996 Stock Option Plan, 1995 Stock Option Plan, 1994 Management Stock Option Plan, 1994 Stock Option Plan, 1994 Employee Stock Purchase Plan, 401(k) Plan and any other stock option, ownership or purchase plan approved by the Company's Board of Directors and stockholders in an amount not to exceed 300,000 shares (as currently constituted and subject to subsequent adjustments for stock splits, stock dividends, reverse stock splits and the like) during any twelve month period; provided, however, that such limitation shall not apply to (A) the issuance of any shares of Common Stock issued upon exercise of Stock Purchase Rights which have previously been applied to such limitation or (B) the issuance of any Stock Purchase Rights (or of any shares of Common Stock issued upon exercise thereof) issued upon or subsequent to the expiration, cancellation, forfeiture or exchange of previously issued Stock Purchase Rights.

                  (iii) Any other issuance of Common Stock, Convertible Securities or Stock Purchase Rights with respect to which the Required Holders shall have waived application of the provisions of SECTION 4 below.

                  "SUBSIDIARY" shall mean any corporation, partnership, limited liability company, joint venture or other entity in which the Company (a) owns, or at any relevant time owned, directly or indirectly, more than 50% of the outstanding voting securities or equity interests or (b) is a general partner.

                  "TRANSFER" shall mean any disposition of any Warrant or Warrant Shares or of any interest in either thereof, which would constitute a "sale" thereof within the meaning of the Securities Act.



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

                  "WARRANTS" shall mean this Warrant and the Detachable Warrant, and any warrants issued in respect hereof and thereof.

                  "WARRANT SHARES" shall mean the shares of Common Stock issued, issuable or both (as the context may require), upon the exercise of the Warrants.

     SECTION 2. EXERCISE OF WARRANT.

     (a) Subject to Section 3 and the other applicable terms and conditions hereof, from and after the Issue Date and until 5:00 P.M., New York City time, on the Expiration Date, the Holder may exercise this Warrant, on any Business Day, for all or any part of the number of shares of Common Stock purchasable hereunder. In order to exercise this Warrant, in whole or in part, the Holder shall (i) deliver to the Company at the Designated Office a written notice of the Holder's election to exercise this Warrant (an "Exercise Notice") together with this Warrant and (ii) pay to the Company the Aggregate Exercise Price (the date on which both such delivery and payment shall have first taken place being hereinafter sometimes referred to as the "Exercise Date"). Such Exercise Notice shall be in the form of the subscription form attached hereto as ANNEX A, duly executed by the Holder or its duly authorized agent or attorney.

     (b) Upon receipt of such Exercise Notice, this Warrant and payment of the Aggregate Exercise Price, the Company shall as soon as practicable execute (or cause to be executed) and deliver (or cause to be delivered) to the Holder a certificate representing the aggregate number of shares of Common Stock issuable upon such exercise. The stock certificate or certificates so delivered shall be registered in the name of the Holder. This Warrant shall be deemed to have been exercised and such certificate shall be deemed to have been issued, and the Holder shall be deemed to have become a holder of record of such Warrant Shares for all purposes as of the Exercise Date.

     (c) Payment of the Aggregate Exercise Price shall be made at the option of the Holder by one or more of the following methods: (i) by delivery of a certified or official bank check in the amount of such Aggregate Exercise Price payable to the order of the Company, (ii) by instructing the Company to withhold a number of Warrant Shares then issuable upon exercise of this Warrant with an aggregate Current Market Price equal to such Aggregate Exercise Price, (iii) by surrendering to the Company shares of Common Stock previously acquired by the Holder with an aggregate Current Market Price equal to such Aggregate Exercise Price, (iv) by deeming a portion of the outstanding principal of the Notes and accrued and unpaid interest thereon equal to the Aggregate Exercise Price to be prepaid by the Company or (v) any combination of such methods.

     (d) If this Warrant shall have been exercised in part, the Company shall, at the time of delivery of the certificate or certificates representing the shares of Common Stock being issued, deliver to the Holder a new Warrant evidencing the rights of the Holder to purchase the remaining Warrant Shares. Such new Warrant shall in all other respects be identical to this Warrant.



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     (e) If the Company has not obtained the Stockholder Approval and such
Stockholder Approval is required by Nasdaq, then the Company may not, upon exercise of the Warrants issue in excess of 1,516,479 shares of Common Stock (which equals 19.999% of the number of shares of Common Stock Outstanding on the Issue Date (such number of shares, subject to adjustment for stock splits, reverse stock splits, stock dividends and similar events affecting the Common Stock, the "Maximum Issue")). If, pursuant to the preceding Sentence the Company may not issue any number of Warrant Shares for which the Holders then desire to exercise the Warrants, then the Required Holders, in their sole discretion, may require the Company to either (A) use all commercially reasonable efforts to obtain the Stockholder Approval in a timely manner and, if the Company fails to obtain such Stockholder Approval, issue to the Holders Warrant Shares and Notes as set forth in clause (B), or (B) issue to the Holders desiring to so exercise Warrants a number of Warrant Shares that, together with Warrant Shares for which the Warrants had previously been exercised, is equal to the Maximum Issue and issue additional Notes, or, if such issuance is to occur after July 25, 2007, notes with a term of four years and 364 days otherwise having substantially the same terms and conditions as the Notes, to such Holders in an amount equal to
(x) a number of shares of Common Stock equal to the difference between the aggregate number of Warrant Shares for which the Warrants are being exercised on such Exercise Date, less the Maximum Issue, multiplied by (y) the greater of (A) the difference between the Current Market Price of the Common Stock and the Exercise Price and (B) $.10. Notwithstanding the preceding, any Notes issued pursuant to this SECTION 2(E) shall contain the covenants set forth in SECTION 5 hereof in lieu of the covenants contained in Sections 8 and 9 of the Note Purchase Agreement.

     (f) All Warrant Shares shall be validly issued, fully paid and nonassessable, issued without violation of any preemptive rights and free and clear of all Liens (other than any Liens created by actions of the Holder).

     (g) The Company shall pay all expenses in connection with, and all issuance, transfer, stamp and other similar taxes and other governmental charges that may be imposed with respect to, the issue or delivery of the Warrant Shares (other than taxes in respect of any transfer occurring contemporaneously therewith), unless such tax or charge is imposed by law upon the Holder, in which case such taxes or charges shall be paid by the Holder and the Company shall reimburse the Holder therefor on an After-Tax Basis.

     (h) The Company shall not be required to issue a fractional share of Common Stock upon exercise of this Warrant. As to any fraction of a share that the Holder would otherwise be entitled to purchase upon such exercise (after aggregating all shares acquired upon such exercise), the Company shall pay to such Holder an amount in cash equal to such fraction multiplied by the Current Market Price.

     (i) All Warrants delivered for exercise shall be canceled by the Company.

     SECTION 3. CLAWBACK.

     (a) In the event that the Obligations are fully repaid in cash by the Company on or before 5:00 P.M., New York City time, on January 26, 2004, the Warrants shall thereafter cease to be


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exercisable with respect to a number of Warrant Shares equal to two-thirds of the aggregate Warrant Shares represented by the Warrants on the Issue Date (subject to subsequent adjustments for stock splits, stock dividends, reverse stock splits and the like) (the "18 Month Clawback").

     (b) In the event that the Obligations are not repaid by the Company on or before 5:00 P.M., New York City time, on January 26, 2004, but that such Obligations are fully repaid in cash by the Company on or before 5:00 P.M., New York City time, on July 26, 2004, the Warrants shall thereafter cease to be exercisable with respect to a number of Warrant Shares equal to one-half of the aggregate Warrant Shares represented by the Warrants on the Issue Date (subject to subsequent adjustments for stock splits, stock dividends, reverse stock splits and the like) (the "24 Month Clawback" and, together with the 18 Month Clawback, the "Clawback").

     (c) The Clawback shall be applied first to reduce the number of Warrant Shares available for purchase under this Warrant.

     (d) At any time that any portion of the Warrants is subject to the Clawback, such portion shall not be exercisable.

     (e) For purposes of this SECTION 3, payment of the Aggregate Exercise Price pursuant to SECTION 2(c)(iv) hereof shall be deemed to be the same as repayment "in cash."

     SECTION 4. ANTIDILUTION PROVISIONS. The number of shares of Common Stock for which this Warrant is exercisable and the Exercise Price shall be subject to adjustment from time to time as set forth in this SECTION 4.

     (a) STOCK DIVIDENDS, SUBDIVISIONS AND COMBINATIONS. If at any time the Company shall:

          (i) take a record of the holders of its Common Stock for the purpose of entitling them to receive a dividend payable in, or other distribution of, additional shares of Common Stock,

          (ii) subdivide, split or reclassify its outstanding shares of Common Stock into a larger number of shares of such Common Stock, or

          (iii) combine its outstanding shares of Common Stock into a smaller number of shares of such Common Stock,

then the Exercise Price shall be adjusted to equal the product of the Exercise Price in effect immediately prior to such event multiplied by a fraction the numerator of which is equal to the number of shares of Common Stock outstanding immediately prior to the adjustment and the denominator of which is equal to the number of shares of Common Stock outstanding immediately after such adjustment.

     (b) ISSUANCE OF ADDITIONAL SHARES OF COMMON STOCK. If at any time the Company shall issue or sell any shares of Common Stock in a Subsequent Issuance for a consideration per share


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that is less than either the Exercise Price or the Current Market Price in effect as of the date of such issuance or sale, then, forthwith upon such issuance or sale, the Exercise Price shall be reduced to the price calculated by dividing (A) an amount equal to the sum of (x) the number of shares of Common Stock Fully Diluted and Outstanding immediately prior to such Subsequent Issuance multiplied by the Exercise Price as of the date of such Subsequent Issuance, plus (y) the aggregate consideration (determined in accordance with the provisions of SECTION 4(F) hereof), if any, received by the Company in connection with such Subsequent Issuance, by (B) the total number of shares of Common Stock Fully Diluted and Outstanding immediately after such Subsequent Issuance.

The provisions of this SECTION 4(b) shall not apply to (i) any issuance of Common Stock for which an adjustment is provided for under SECTION 4(a) or (ii) any issuance or sale of Common Stock pursuant to the exercise of any Stock Purchase Rights or Convertible Securities to the extent that an adjustment shall have been previously made hereunder in connection with the issuance of such Stock Purchase Rights or Convertible Securities pursuant to the provisions of
SECTION 4(c) hereof.

     (c) ISSUANCES OF STOCK PURCHASE RIGHTS AND CONVERTIBLE SECURITIES.

          (i) In the event that the Company shall at any time issue, sell or grant any Stock Purchase Rights to any Person in a Subsequent Issuance, then, for the purpose of SECTION 4(b) above, the Company shall be deemed to have issued at that time a number of shares of Common Stock equal to the maximum number of shares of Common Stock that are or may become issuable upon exercise of such Stock Purchase Rights (or upon exercise of any Convertible Securities issuable upon exercise of such Stock Purchase Rights) (other than pursuant to any provision contained therein designed to protect against dilution) for a consideration per share equal to (i) the aggregate consideration per share (determined in accordance with the provisions of SECTION 4(f) herein) received by the Company in connection with the issuance, sale or grant of such Stock Purchase Rights plus (ii) the minimum amount of such consideration per share receivable by the Company in connection with the exercise of such Stock Purchase Rights (and the exercise of any Convertible Securities issuable upon exercise of such Stock Purchase Rights).

          (ii) In the event that the Company shall at any time issue or sell any Convertible Securities to any Person in a Subsequent Issuance, then, for the purposes of SECTION 4 (b) above, the Company shall be deemed to have issued at that time a number of shares of Common Stock equal to the maximum number of shares of Common Stock that are or may become issuable upon the exercise of the conversion or exchange rights associated with such Convertible Securities (other than pursuant to any provision contained therein designed to protect against dilution) for a consideration per share equal to (i) the aggregate consideration per share (determined in accordance with the provisions of SECTION 4(f) hereof) received by the Company in connection with the issuance or sale of such Convertible Securities plus (ii) the minimum amount of such consideration per


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               share receivable by the Company in connection with the exercise of such conversion or exchange rights.

          (iii) If, at any time after any adjustment of the Exercise Price shall have been made hereunder as the result of any issuance, sale or grant of any Stock Purchase Rights or Convertible Securities, the maximum number of shares issuable upon exercise of such Stock Purchase Rights or of the rights of conversion or exchange associated with such Convertible Securities shall increase, or the minimum amount of consideration per share receivable in connection with such exercise shall decrease, whether by operation of any antidilution rights pertaining to such Stock Purchase Rights or Convertible Securities, by agreement of the parties or otherwise, the Exercise Price then in effect shall first be readjusted to eliminate the effects of the original issuance, sale or grant of such Stock Purchase Rights or Convertible Securities on such Exercise Price and then readjusted as if such Stock Purchase Rights or Convertible Securities had been issued on the effective date of such increase in number of shares or decrease in consideration, but only if the effect of such two-step readjustment is to reduce the Exercise Price below the Exercise Price in effect immediately prior to such increase or decrease.

          (iv) If, at any time after any adjustment of the Exercise Price shall have been made hereunder as the result of any issuance, sale or grant of any Stock Purchase Rights or Convertible Securities, any of such Stock Purchase Rights or the rights of conversion or exchange associated with such Convertible Securities shall expire by their terms or any of such Stock Purchase Rights or Convertible Securities shall be repurchased by the Company or a Subsidiary thereof for a consideration per underlying share of Common Stock not exceeding the amount of such consideration received by the Company in connection with the issuance, sale or grant of such Stock Purchase Rights or Convertible Securities, the Exercise Price then in effect shall forthwith be increased to the Exercise Price that would have been in effect if such expiring Stock Purchase Rights or rights of conversion or exchange or such repurchased Stock Purchase Rights or Convertible Securities had never been issued. Similarly, if at any time after any such adjustment of the Exercise Price shall have been made pursuant to SECTION 4(b)(i) any additional consideration is received or becomes receivable by the Company in connection with the issuance or exercise of such Stock Purchase Rights or Convertible Securities or (ii) there is a reduction in the conversion ratio applicable to such Convertible Securities so that fewer shares of Common Stock will be issuable upon the conversion or exchange thereof or there is a decrease in the number of shares of Common Stock issuable upon exercise of such Stock Purchase Rights, the Exercise Price then in effect shall be forthwith readjusted to the Exercise Price that would have been in effect had such changes taken place at the time that such Stock Purchase Rights or Convertible Securities were initially issued, granted or sold. In no event shall any readjustment under this SECTION 4(c)(4) affect the validity of any Warrant Shares issued upon any exercise of this Warrant prior to such readjustment, nor shall any such readjustment have the effect of increasing


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               the Exercise Price above the Exercise Price that would have been in effect if the related Stock Purchase Rights or Convertible Securities had never been issued.

     (d) ADJUSTMENT OF NUMBER OF SHARES PURCHASABLE. Upon any adjustment of the Exercise Price as provided in SECTION 4(a), (b) or (c) hereof, the Holder hereof shall thereafter be entitled to purchase upon the exercise of this Warrant, at the Exercise Price resulting from such adjustment, the number of shares of Common Stock (calculated to the nearest 1/100th of a share) obtained by multiplying the Exercise Price in effect immediately prior to such adjustment by the number of shares of Common Stock issuable on the exercise hereof immediately prior to such adjustment and dividing the product thereof by the Exercise Price resulting from such adjustment.

     (e) REORGANIZATION, RECLASSIFICATION, MERGER, CONSOLIDATION OR DISPOSITION OF ASSETS. In case the Company shall reorganize its capital, reclassify its capital stock, consolidate or merge with or into another corporation (where the Company is not the surviving corporation or where there is any change whatsoever in, or distribution with respect to, the Outstanding Common Stock of the Company), or sell, transfer or otherwise dispose of all or substantially all of its property, assets or business to another corporation and, pursuant to the terms of such reorganization, reclassification, merger, consolidation or disposition of assets, (i) shares of common stock of the successor or acquiring corporation or of the Company (if it is the surviving corporation) or (ii) any cash, shares of stock or other securities or property of any nature whatsoever (including warrants or other subscription or purchase rights) in addition to or in lieu of common stock of the successor or acquiring corporation ("OTHER PROPERTY") are to be received by or distributed to the holders of Common Stock of the Company who are holders immediately prior to such transaction, then the Holder of this Warrant shall have the right thereafter to receive, upon exercise of this Warrant, the number of shares of common stock of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and Other Property receivable upon or as a result of such reorganization, reclassification, merger, consolidation or disposition of assets by a holder of the number of shares of Common Stock for which this Warrant is exercisable immediately prior to such event. In such event, the Aggregate Exercise Price otherwise payable for the shares of Common Stock issuable upon exercise of this Warrant shall be allocated among the shares of common stock and Other Property receivable as a result of such reorganization, reclassification, merger, consolidation or disposition of assets in proportion to the respective fair market values of such shares of common stock and Other Property as determined in good faith by the Board of Directors of the Company. In case of any such reorganization, reclassification, merger, consolidation or disposition of assets, the successor or acquiring corporation (if other than the Company) shall expressly assume the due and punctual observance and performance of each and every covenant and condition of this Warrant to be performed and observed by the Company and all the obligations and liabilities hereunder, subject to such modifications as may be reasonably deemed appropriate (as determined by resolution of the Board of Directors of the Company) in order to provide for adjustments of any shares of the common stock of such successor or acquiring corporation for which this Warrant thus becomes exercisable, which modifications shall be as equivalent as practicable to the adjustments provided for in this
SECTION 4. For purposes of this SECTION 4(e), "common stock of the successor or acquiring corporation" shall include stock of such corporation of any class that is not preferred


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

as to dividends or assets over any other class of stock of such corporation and that is not subject to redemption and shall also include any evidences of indebtedness, shares of stock or other securities that are convertible into or exchangeable for any such stock, either immediately or upon the arrival of a specified date or the happening of a specified event and any warrants or other rights to subscribe for or purchase any such stock. The foregoing provisions of this SECTION 4(E) shall similarly apply to successive reorganizations, reclassification, mergers, consolidations or disposition of assets.

     (f) DETERMINATION OF CONSIDERATION. For purposes of SECTIONS 4(b), (c) and
(d) herein, the consideration received and/or receivable by the Company in connection with the issuance, sale, grant or exercise of additional shares of Common Stock, Stock Purchase Rights or Convertible Securities, irrespective of the accounting treatment of such consideration, shall be valued as follows:

          (i) CASH PAYMENT. In the case of cash, the net amount received by the Company, including any underwriting commissions or concessions paid or allowed by the Company.

          (ii) SECURITIES OR OTHER PROPERTY. In the case of securities or other property, the fair market value thereof as of the date immediately preceding such issuance, sale, grant or exercise as determined in good faith by the Board of Directors of the Company.

          (iii) ALLOCATION RELATED TO COMMON STOCK. In the event shares of Common Stock are issued or sold together with other securities or other assets of the Company for a consideration which covers both, the consideration received (computed as provided in (i) and (ii) above) shall be allocable to such shares of Common Stock as determined in good faith by the Board of Directors of the Company.

          (iv) ALLOCATION RELATED TO STOCK PURCHASE RIGHTS AND CONVERTIBLE SECURITIES. In case any Stock Purchase Rights or Convertible Securities shall be issued or sold together with other securities or other assets of the Company, together comprising one integral transaction in which no specific consideration is allocated to the Stock Purchase Rights or Convertible Securities, the consideration allocable to such Stock Purchase Rights or Convertible Securities shall be determined in good faith by the Board of Directors of the Company.

          (v) DIVIDENDS IN SECURITIES. In case the Company shall declare a dividend or make any other distribution upon any stock of the Company payable in either case in Common Stock or Convertible Securities, such Common Stock or Convertible Securities, as the case may be, issuable in payment of such dividend or distribution shall be deemed to have been issued or sold without consideration.

          (vi) MERGER, CONSOLIDATION OR SALE OF ASSETS. In case any shares of Common Stock, Stock Purchase Rights or Convertible Securities shall be issued in connection with any merger or consolidation in which the Company is the surviving corporation, the amount of consideration therefor shall be deemed to be the fair value of such portion of the assets and business of the non-surviving corporation attributable to such Common Stock, Stock Purchase Rights or Convertible Securities, as is determined in good faith by the Company's Board of Directors.

          (vii) CHALLENGE TO GOOD FAITH DETERMINATION. Whenever the Board of Directors of the Company shall be required to make a determination in good faith of the fair value of any item under this Section 4, such determination may be challenged in good faith by the Required Holders, and any dispute shall be resolved by an investment banking or appraisal firm of recognized national standing selected by the Company and acceptable to the Required Holders and whose decision shall be binding on the Company and all Holders of Warrants. The fees and expenses of such firm shall be paid by the Company unless such firm's determination of fair value is within 10% of the determination challenged by the Required Holders, in which case such fees and expenses will be paid by the Holders PRO RATA based upon the number of Warrant Shares for which the Warrants held by each Holder are exercisable.

     (g) OTHER DILUTIVE EVENTS. In case any event shall occur as to which the other provisions of this SECTION 4 are not strictly applicable but as to which the failure to make any adjustment would not fairly protect the purchase rights represented by this Warrant in accordance with the essential intent and principles hereof, then the Board of Directors of the Company shall determine in good faith and in consultation with and subject to the reasonable agreement of the Required Holders, and the Company shall make, an appropriate adjustment to the number of Warrant Shares and/or the Exercise Price so as to so protect the rights of the Holders hereunder.

     (h) OTHER PROVISIONS APPLICABLE TO ADJUSTMENTS UNDER THIS SECTION. The following provisions shall be applicable to the adjustments provided for pursuant to this SECTION 4:

          (i)  WHEN ADJUSTMENTS TO BE MADE. The adjustments required by this
               SECTION 4 shall be made whenever and as often as any specified event requiring such an adjustment shall occur. For the purpose of any such adjustment, any specified event shall be deemed to have occurred at the close of business on the date of its occurrence.

          (ii) RECORD DATE. In case the Company shall take a record of the holders of the Common Stock for the purpose of entitling them (i) to receive a dividend or other distribution payable in Common Stock, Convertible Securities or Stock Purchase Rights or (ii) to subscribe for or purchase Common Stock, Convertible Securities or Stock Purchase Rights, then all references in this SECTION 4 to the date of the issuance or sale of such shares of Common Stock, Convertible Securities or Stock Purchase Rights shall be deemed to be references to such record date.

          (iii) FRACTIONAL INTERESTS. In computing adjustments under this
               SECTION 4, fractional interests in Common Stock shall be taken into account to the nearest 1/100th of a share.

          (iv) WHEN ADJUSTMENT NOT REQUIRED. If the Company shall take a record of the holders of its Common Stock for the purpose of entitling them to receive a dividend or distribution to which the provisions of Section 4(a) would apply, but shall, thereafter and before the distribution to stockholders thereof, legally abandon its plan to pay or deliver such dividend or distribution, then thereafter no adjustment shall be required by reason of the taking of such record and any such adjustment previously made in respect thereof shall be rescinded and annulled.

          (v) MAXIMUM EXERCISE PRICE. Except as provided in SECTION 4(a) above, at no time shall the Exercise Price per share of Common Stock be adjusted to exceed the amount set forth in the first paragraph of the preamble of this Warrant.

          (vi) CERTAIN LIMITATIONS. Notwithstanding anything herein to the contrary, the Company agrees not to enter into any transaction that, by reason of any adjustment under SECTION 4(a), (b) or (c) above, would cause the Exercise Price to be less than the par value of the Common Stock, if any, unless the Company first reduces the par value of the Common Stock to be less than the Exercise Price that would result from such transaction.

          (vii) CERTAIN BUSINESS COMBINATIONS. The Company will not merge or consolidate with or into, or sell, transfer or lease all or substantially all of its property to, any other entity unless the successor or purchasing entity, as the case may be (if not the Company), shall expressly agree to provide to the Holder the securities, cash or property required by SECTION 4(e) hereof upon the exercise or exchange of this Warrant and expressly assumes, by supplemental agreement, the due and punctual performance and observance of each and every covenant and condition of this Warrant to be performed and observed by the Company; PROVIDED, HOWEVER, that the initial obligation of such successor with respect to the exercise or exchange of this Warrant shall be only as set forth in SECTION 4(e).

          (viii) NOTICE OF ADJUSTMENTS. Whenever the number of shares of Common Stock for which this Warrant is exercisable or the Exercise Price shall be adjusted pursuant to this SECTION 4, the Company shall forthwith prepare a certificate to be executed by the chief financial officer of the Company setting forth, in reasonable detail, the event requiring the adjustment and the method by which such adjustment was calculated, specifying the number of shares of Common Stock for which this Warrant is exercisable and (if such adjustment was made pursuant to SECTION 4(e)) describing the number and kind of any other shares of stock or Other Property for which this Warrant is exercisable, and any related change in the Exercise Price, after giving effect to such adjustment or change. The Company shall keep at its principal office or at the Designated Office, if different, copies of all such certificates and cause the same to be available for inspection at said office during normal business hours by any Holder or any prospective transferee of a Warrant designated by a Holder thereof.

          (ix) INDEPENDENT APPLICATION. Except as otherwise provided herein, all subsections of this SECTION 4 are intended to operate independently of one another (but without duplication). If an event occurs that requires the application of more than one subsection, all applicable subsections shall be given independent effect without duplication.

     SECTION 5. NOTE PURCHASE AGREEMENT COVENANTS. For so long as this Warrant or any Warrant Shares that remain Registrable Securities are outstanding, the covenants contained in Sections 8.1, 8.3, 8.6 and 8.7 of the Note Purchase Agreement shall apply for the benefit of the Holder as if such Holder were a holder of Notes, whether or not the Note Purchase Agreement remains in full force and effect, and such covenants are incorporated herein by reference. Notwithstanding the preceding, the covenant contained in Section 8.3 of the Note Purchase Agreement shall not apply to the extent that it would prohibit the termination of the existence of the Company in connection with the Company's (i) merging into or consolidating with a third party or (ii) voluntary and intentional liquidation or dissolution. On reasonable request by the Company in connection with the delivery to the Holder of information required to be delivered to the Holder under this Warrant or requested by the Holder, the Holder will enter into an agreement with the Company embodying the provisions of
Section 19 of the Note Purchase Agreement.

     SECTION 6. SPECIAL DISTRIBUTION. If at any time the Company makes a distribution to the holders of Common Stock of any cash, capital stock or other property (other than pursuant to the Company's Rights Agreement dated as of December 22, 1997, as amended), then the Company shall distribute to the Holder the amount and type of cash, capital stock or other property that would have been distributed to the Holder had the portion of this Warrant that had not yet been exercised on the record date for such distribution been so exercised and the applicable Warrant Shares had been issued and outstanding on such record date. Notwithstanding the foregoing, if the Company makes such a distribution to the holders of Common Stock during any time that any portion of the Warrant Shares are subject to the Clawback, the Company shall deposit such property otherwise distributable to the Holder pursuant to this Section 6 with respect to the number of Warrant Shares then subject to the Clawback in escrow with an independent third party acceptable to the Required Holders and pursuant to an agreement in form and substance acceptable to the Required Holders.

     SECTION 7. NO IMPAIRMENT; NOTICE OF EXPIRATION DATE.

     (a) The Company shall not by any action, including, without limitation, amending its charter documents or through any reorganization, reclassification, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other similar voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate to protect the rights of the Holder against impairment. Without limiting the generality of the foregoing, the Company shall take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock upon the exercise of this Warrant, free and clear of all Liens, and shall use its best efforts to obtain all such authorizations, exemptions or consents from any public regulatory body having jurisdiction over it as may be necessary to enable the Company to perform its obligations under this Warrant.

     (b) The Company shall deliver to the Holder on or before six months prior to the tenth anniversary of the Issue Date, but no earlier than nine months prior to the tenth anniversary of the Issue Date, advance notice of such tenth anniversary and of the anticipated Expiration Date. If the Company fails to fulfill in a timely manner the notice obligation set forth in the prior sentence, it shall provide such notice as soon as possible thereafter.

     SECTION 8. RESERVATION AND AUTHORIZATION OF COMMON STOCK; REGISTRATION WITH OR APPROVAL OF ANY GOVERNMENTAL AUTHORITY. From and after the Issue Date, the Company shall at all times reserve and keep available for issuance upon the exercise of this Warrant such number of its authorized but unissued shares of Common Stock as will be sufficient to permit the exercise in full of this Warrant. If any shares of Common Stock required to be reserved for issuance upon exercise of this Warrant require registration or qualification with any governmental authority under any federal or state law (other than under the Securities Act or any state securities law) before such shares may be so issued, the Company will in good faith and as expeditiously as possible and at its expense endeavor to cause such shares to be duly registered or qualified, as the case may be. Before taking any action that would result in an adjustment in the number of shares of Common Stock for which this Warrant is exercisable or in the Exercise Price, the Company shall obtain all such authorizations or exemptions thereof, or consents thereto, as may be necessary from any public regulatory body or bodies having jurisdiction over such action.

     SECTION 9. NOTICE OF CORPORATE ACTIONS; TAKING OF RECORD; TRANSFER BOOKS

     (a) In case:

          (i) the Company shall take a record of the holders of Common Stock for the purpose of entitling them to receive a dividend payable in, or other distribution of, additional shares of Common Stock; or

          (ii) the Company shall grant to the holders of its Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class; or

          (iii) of any reclassification of the Common Stock (other than a subdivision or combination of the outstanding shares of Common Stock), or of any consolidation, merger or share exchange to which the Company is a party and for which approval of any stockholders of the Company is required, or of the sale or transfer of all or substantially all of the assets of the Company; or

          (iv) of the voluntary or involuntary dissolution, liquidation or winding up of the Company; or

          (v) the Company or any Subsidiary shall commence a tender offer for all or a portion of the outstanding shares of Common Stock (or shall amend any such tender offer to change the maximum number of shares being sought or the amount or type of consideration being offered therefor);

then the Company will cause to be mailed to the Holder at least 25 days prior to the applicable record, effective or expiration date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution or granting of rights or warrants, or, if a record is not to be taken, the date as of which the holders of Common Stock of record who will be entitled to such dividend, distribution, rights or warrants are to be determined, (y) the date on which such reclassification, consolidation, merger, share exchange, sale, transfer, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, share exchange, sale, transfer, dissolution, liquidation or winding up, or (z) the date on which such tender offer commenced, the date on which such tender offer is scheduled to expire unless extended, the consideration offered and the other material terms thereof (or the material terms of the amendment thereto). Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action on the Exercise Price and the number and kind or class of shares or other securities or property which shall be deliverable or purchasable upon the occurrence of such action or deliverable upon exercise of the Warrants. Neither the failure to give any such notice nor any defect therein shall affect the legality or validity of any action described in clauses (i) through (v) of this SECTION 9(a).

     (b) The Company shall not at any time, except upon dissolution, liquidation or winding up of the Company, close its stock transfer books or warrant transfer books so as to result in preventing or delaying the exercise or transfer of this Warrant.

     SECTION 10. LOSS OR MUTILATION. Upon receipt by the Company from the Holder of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of this Warrant and an indemnity reasonably satisfactory to it (it being understood that the written indemnification agreement or affidavit of loss of Pegasus shall be a sufficient indemnity) and, in case of mutilation, upon surrender and cancellation hereof, the Company will execute and deliver in lieu hereof a new Warrant of like tenor to the Holder; provided, however, in the case of mutilation, no indemnity shall be required if this Warrant in identifiable form is surrendered to the Company for cancellation.

     SECTION 11. TRANSFER. Subject to compliance with the Securities Act and the applicable rules and regulations promulgated thereunder and the receipt by the Company of the applicable transfer tax, this Warrant and all rights hereunder shall be transferable in whole or in part; PROVIDED, HOWEVER, that prior to July 26, 2004 (the expiration of the 24 Month Clawback), this Warrant or any portion hereof may not be transferred to a third party unless simultaneously therewith all or a pro rata portion, as the case may be, of the Detachable Warrant is also transferred to such third party. Any such transfer shall be made at the Designated Office, by the

Holder in person or by its duly authorized attorney, upon surrender of this Warrant together with an assignment, in the form of ANNEX B hereto, properly endorsed, and promptly thereafter a new Warrant shall be issued and delivered by the Company, registered in the name of the assignee. Until registration of transfer hereof on the books of the Company, the Company may treat the registered Holder of this Warrant as the owner hereof for all purposes.

     If, at the time of any transfer or exchange (other than a transfer or exchange not involving a change in the beneficial ownership of this Warrant or Warrant Shares) of this Warrant or Warrant Shares, this Warrant or Warrant Shares shall not be registered under the Securities Act, the Company may require, as a condition of allowing such transfer or exchange and at the expense of the Company, that the Holder or transferee of this Warrant or Warrant Shares, as the case may be, furnish to the Company an opinion of counsel reasonably acceptable to the Company or a "no action" or similar letter from the Securities and Exchange Commission to the effect that such transfer or exchange may be effected without registration under the Securities Act. In lieu of such opinion the Company may require a certification and/or other information reasonably satisfactory to it. The certificates evidencing the Warrant Shares issued on the exercise of this Warrant shall, if such Warrant Shares are being sold or transferred without registration under the Securities Act, bear a legend to the effect that the Warrant Shares evidenced by such certificates have not been so registered.

     SECTION 12. OFFICE OF THE COMPANY. As long as the Warrant remains outstanding, the Company's office at 16 Trowbridge Drive, Bethel, Connecticut 06801 shall be the designated office (the "Designated Office"), where the Warrant may be presented for exercise or transfer as provided herein, provided that the Company may from time to time change the Designated Office to another office of the Company or its agent within the United States by notice given to the Holder at least ten (10) Business Days prior to the effective date of such change.

     SECTION 13. NONWAIVER. No course of dealing or any delay or failure to exercise any right hereunder on the part of the Holder shall operate as a waiver of such right or otherwise prejudice the rights, powers or remedies thereof.

     SECTION 14. NOTICE GENERALLY. Any notice, demand, request, consent, approval, declaration, delivery or communication hereunder to be made pursuant to the provisions of this Warrant shall be sufficiently given or made if in writing and either delivered in person with receipt acknowledged or sent by registered or certified mail, return receipt requested, postage prepaid, or by Federal Express or another overnight courier service, addressed as follows:

          (a) if to the Holder or holder of Warrant Shares issued upon the exercise hereof, at its last known address appearing on the books of the Company maintained for such purpose;

          (b) if to the Company, at its Designated Office;

or at such other address as may be substituted by notice given as herein provided. The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice. Every notice, demand, request, consent, approval, declaration, delivery or other communication hereunder shall be deemed to have been duly given or served on the date on which personally delivered, with receipt acknowledged, or three (3) Business Days after the same shall have been deposited in the United States mail, or one (1) Business Day after the same shall have been delivered to Federal Express or another overnight courier service.

     SECTION 15. LIMITATION OF LIABILITY. No provision hereof, in the absence of affirmative action by the Holder to purchase shares of Common Stock, and no enumeration herein of the rights or privileges of the Holder hereof, shall give rise to any liability of such Holder to pay the Exercise Price for any Warrant Shares other than pursuant to an exercise of this Warrant or any liability as a stockholder of the Company, whether such liability is asserted by the Company or by stockholders or creditors of the Company.

     SECTION 16. REMEDIES. The Holder, in addition to being entitled to exercise its rights granted by law, including recovery of damages, shall be entitled to specific performance of its rights provided under this Warrant. The Company agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Warrant and hereby agrees, in an action for specific performance, to waive the defense that a remedy at law would be adequate.

     SECTION 17. SUCCESSORS AND ASSIGNS. Subject to the provisions of SECTION11, this Warrant and the rights evidenced hereby shall inure to the benefit of and be binding upon the successors of the Company and the permitted successors and assigns of the Holder hereof. The provisions of this Warrant are intended to be for the benefit of all Holders from time to time of this Warrant and to the extent applicable, all holders of shares of Warrant Shares issued upon the exercise hereof (including transferees), and shall be enforceable by any such holder.

     SECTION 18. REGISTRATION RIGHTS. The Warrant Shares shall be defined as "Registrable Securities" under the Registration Rights Agreement and any holder of Warrant Shares shall be deemed to be a party to such Registration Rights Agreement as a holder of "Registrable Securities" thereunder subject to compliance with SECTION 10 of the Registration Rights Agreement.

     SECTION 19. ALLOCATION OF PURCHASE PRICE. The Company and the Holder hereby acknowledge that for the purposes of Section 1273(c)(2) of the Code, this Warrant is a part of an investment unit with the loans being made by the Holder (or one or more Affiliates thereof) to the Company under the Note Purchase Agreement, and that the allocated purchase price of the Warrant for such purposes is $100. The Company and the Holder agree to use the foregoing allocated purchase price as the purchase price of the Warrant for all income tax purposes.

     SECTION 20. AMENDMENT. This Warrant may be modified or amended or the provisions hereof waived with the written consent of both the Company and the Required Holders, which modification, amendment or waiver shall be binding on all Holders of this Warrant.

     SECTION 21. SEVERABILITY. Wherever possible, each provision of this Warrant shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Warrant shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Warrant.

     SECTION 22. NO RIGHTS AS STOCKHOLDER. This Warrant shall not entitle the Holder to any of the rights of a stockholder of the Company.

     SECTION 23. HEADINGS. The headings used in this Warrant are for the convenience of reference only and shall not, for any purpose, be deemed a part of this Warrant.

     SECTION 24. GOVERNING LAW; JURISDICTION. IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS WARRANT AND THE OBLIGATIONS ARISING HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE. THE COMPANY HEREBY CONSENTS AND AGREES THAT THE STATE OR FEDERAL COURTS LOCATED IN NEW YORK, NEW YORK SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN THE COMPANY AND THE HOLDER OF THIS WARRANT PERTAINING TO THIS WARRANT OR TO ANY MATTER ARISING OUT OF OR RELATING TO THIS AGREEMENT.

     IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed by its authorized officer.

                                           CANNONDALE CORPORATION
                                           (a Delaware corporation)




                                            By: /s/ John P. Moriarty
                                               _________________________
                                               Name:  John P. Moriarty
                                               Title: Assistant Treasurer

                                     ANNEX A

                                SUBSCRIPTION FORM

                 [To be executed only upon exercise of Warrant]

          The undersigned Holder of this Warrant irrevocably exercises this Warrant for the purchase of ______ shares Common Stock of Cannondale Corporation and herewith makes payment therefor, all at the price and on the terms and conditions specified in this Warrant and requests that certificates for the shares of Common Stock hereby purchased (and any securities or other property issuable upon such exercise) be issued in the name of and delivered to ______________ whose address is _________________________________ and, if such shares of Common Stock shall not include all of the shares of Common Stock issuable as provided in this Warrant, that a new Warrant of like tenor and date for the balance of the shares of Common Stock issuable hereunder be delivered to the undersigned.





                                 -----------------------------------
                                 (Name of Registered Owner)



                                 -----------------------------------
                                 (Signature of Registered Owner)



                                 -----------------------------------
                                 (Street Address)




                                 -----------------------------------
                                 (City) (State) (Zip Code)

NOTICE: The signature on this subscription must correspond with the name as written upon the face of the within Warrant in every particular, without alteration or enlargement or any change whatsoever.

                                     ANNEX B


                                 ASSIGNMENT FORM

     FOR VALUE RECEIVED the undersigned registered owner of this Warrant hereby sells, assigns and transfers unto the assignee named below all of the rights of the undersigned under this Warrant, with respect to the number of shares of Common Stock set forth below:

                                                        No. of Shares of
     Name and Address of Assignee                         Common Stock






and does hereby irrevocably constitute and appoint _____________________ attorney-in-fact to register such transfer onto the books of Cannondale Corporation maintained for the purpose, with full power of substitution in the premises.

Dated:  __________________

                                         Name:  ____________________________

                                         Signature:  _________________________

                                         Witness:  ___________________________


NOTICE: The signature on this assignment must correspond with the name as written upon the face of the within Warrant in every particular, without alteration or enlargement or any change whatsoever.